Exhibit 10.3
LOAN ORIGINATION AND PARTICIPATION AGREEMENT
     THIS LOAN ORIGINATION AND PARTICIPATION AGREEMENT (“Agreement”) is made and entered into effective as of the 31st day of December, 2010, by and among AgStar Financial Services, PCA, d/b/a ProPartners Financial (hereafter referred to as “ProPartners”), Cofina Financial, LLC (hereafter referred to as “Cofina”) and Cofina ProFund LLC (hereafter referred to as “CPL”).
RECITALS:
A.	Cofina has organized an agricultural production and processing financing program to provide financing to farmers and agricultural producers for agricultural production or processing (the “Program”).
B.	The parties hereto wish to enter into a transaction whereby Cofina or CPL will originate, except in the case of loans to Borrowers located in North Dakota when a Third Party Originator will originate, and in both cases participate to ProPartners certain loans in accordance with the Program based on the terms and conditions of the Farm Credit Act of 1971, as amended, the regulations of the Farm Credit Administration, this Agreement, the Loan Underwriting Criteria and the policies, requirements and procedures of ProPartners, all as amended from time to time subject to the terms hereof and in the case of Cooperative/Commercial Loans, certain loans outside of the Program in accordance with the terms and conditions of this Agreement and the Loan Underwriting Criteria (each, a “Loan” and collectively, the “Loans”).
C.	The Loans will be made in the name of Cofina or CPL (except in the case of the North Dakota Loans, which will be made in the name of a Third Party Originator) and ProPartners will purchase up to a 100% participation interest in the Loans (or in the case of Cooperative/Commercial Loans, in the portion thereof offered to ProPartners) as provided herein.
D.	ProPartners, Cofina and CHS Inc. (“CHS”) are parties to an Amended and Restated Loan Origination and Participation Agreement dated as of October 31, 2006, as amended by letter agreements among the parties dated December 11, 2006 and December 12, 2007 (the “CHS Guaranty Agreement”) whereby ProPartners purchased a participation interest in certain loans and Cofina and CHS provided certain guarantees with respect to such loans (the “Existing Loans”).
E.	The parties agree that all Existing Loans will, effective upon the execution of this Agreement, become Participated Loans under this Agreement and will be placed into one of the three purchase pools in accordance with the Loan Underwriting Criteria and Section 3.04 of this Agreement and that the CHS Guaranty Agreement will be replaced in its entirety by this Agreement.
F.	To induce ProPartners to purchase participation interests in the Loans, Cofina has agreed to provide ProPartners with certain guarantees in accordance with the terms of this Agreement.

          NOW, THEREFORE, in consideration of the parties’ respective undertakings and obligations and of the agreements hereinafter set forth, ProPartners, Cofina and CPL agree as follows:
I. DEFINITIONS
Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the following meanings (whether in singular or plural form):
1.01	“Application Package” has the meaning given in Section 2.01.
1.02	“Borrower” means collectively with respect to a Participated Loan, each and every Person signing, making or co-making, endorsing, guaranteeing or acting as surety on such Participated Loan (other than Cofina).
1.03	“Commitment” means with respect to a Borrower, the aggregate principal amount of any funds Cofina or CPL, as applicable, is committed to advance to any Borrower under a Participated Loan (without prejudice to normal conditions to any such advance), computed without reduction for any advances theretofore made which are outstanding but which in fact reduces the level of future borrowings thereunder. If there shall be more than one Borrower with respect to a Participated Loan, for purposes hereof Cofina or CPL, as applicable, shall be deemed to have made a Commitment to each such Borrower with respect to 100% of the aggregate principal amount of any funds with respect to which such Commitment relates.
1.04	“Cooperative/Commercial Loans” means (i) Loans made to Borrowers who are cooperatives and (ii) other commercial loans.
1.05	“Default” means with respect to any Participated Loan, any event or circumstances which under its Loan Documents permits the indebtedness evidenced thereby to be accelerated, collateral to be foreclosed upon or other remedies taken.
1.06	“Defaulted Loan” has the meaning given in Section 2.02.
1.07	“Eligible Loans” are Loans or Existing Loans that (i) meet the Loan Underwriting Criteria, (ii) are for a principal amount that does not exceed $250,000 to a single Borrower (Borrowers with common management and/or ownership will be considered a single Borrower for the purposes of determining the aggregate total indebtedness to a Borrower) and (iii) are classified as “AA”, “A” or “B with no dealer recourse” in accordance with the classification standards set forth on Exhibit A.
1.08	“Event of Default” shall have the meaning given in Section 7.01 hereof.
1.09	“Existing Loans” has the meaning given in the Recitals to this Agreement.
1.10	“50% Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 50% Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.01(b).

1.11	“50% Recourse Pool” has the meaning given in Section 3.04.
1.12	“Full Recourse Loans” mean, collectively, all of the Participated Loans that are placed in the Full Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof.
1.13	“Full Recourse Pool” has the meaning given in Section 3.04.
1.14	“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.
1.15	“Loan” has the meaning given in the Recitals to this Agreement and includes, without limitation, Cooperative/Commercial Loans and North Dakota Loans.
1.16	“Loan Approval” shall have the meaning given in Section 2.01.
1.17	“Loan Documents” include, but are not limited to, a promissory note, all related loan agreements, amendments to such promissory note or loan agreements, financing statements, security agreements, mortgages, trust deeds, guaranties or other security documents which evidence any Borrower’s obligations to Cofina or CPL, as applicable, or in the case of North Dakota Loans, to the Third Party Originator, in relation to a Participated Loan or Commitment to such Borrower.
1.18	“Loan Underwriting Criteria” means the Underwriting Standards set forth on the attached Exhibit B, as amended from time to time upon the mutual agreement of ProPartners and Cofina.
1.19	“Net Realizable Value” means, with respect to any collateral securing a Participated Loan, the fair market value of such collateral less, as applicable, any (i) prior liens, (ii) reasonable foreclosure or liquidation expenses and (iii) distressed sale discounts.
1.20	“North Dakota Loans” means Loans made to Borrowers located in North Dakota, as originated by a Third Party Originator.
1.21	“Participants” shall have the meaning given in Section 10.02.

1.22	“Participated Loan(s)” shall have the meaning given in Section 2.01.

1.23	“Participation Interest” shall have the meaning given in Section 2.01.
1.24	“Payments” shall mean, with respect to any Participated Loan, all funds received under such Participated Loan, including, without limitation, principal and interest payments, prepayments received from a Borrower or proceeds received from the disposition of collateral securing such Participated Loan.
1.25	“Person” shall mean an individual, corporation, partnership, association, joint venture, limited liability company, government (or any agency or political subdivision thereof),

unincorporated organization, trust or other entity, including, without limitation, an employee pension, profit sharing or other benefit plan or trust.

1.26	“Prior Approval Loans” are Loans or Existing Loans that meet the Loan Underwriting Criteria and either (i) are for a principal amount equal to or greater than $250,000 to a single Borrower (Borrowers with common management and/or ownership will be considered a single Borrower for the purposes of determining the aggregate total indebtedness to a Borrower) or (ii) are classified as “B with recourse”, “C” or “D” in accordance with the classification standards set forth on Exhibit A.

1.27	“Program” has the meaning given in the Recitals to this Agreement.

1.28	“Repurchase Obligation” shall have the meaning given in Section 3.08.

1.29	“20% Recourse Loans” means, collectively, all of the Participated Loans that are placed in the 20% Recourse Pool and are subject to Cofina’s guarantee pursuant to Article V hereof, subject to the limitations described in Section 5.01(b).

1.30	“20% Recourse Pool” has the meaning given in Section 3.04.

1.31	“Term” has the meaning given in Section 11.01.

1.32	“Third Party Originator” means a financial institution or organization designated by ProPartners that may originate Loans to Borrowers located in North Dakota on behalf of Cofina or CPL, as applicable.

1.33	“Total Capital” means, at any date, the amount of Cofina’s “total capital” as determined in accordance with GAAP and including the carrying value of Cofina’s equity ownership in Cofina Funding, LLC.

1.34	“Trademark” means the Cofina Country Business Partners Program (whether or not registered).
1.35	“Underwriting Fee” has the meaning given in Section 2.10.
II. LOAN ADMINISTRATION
2.01	ProPartners shall supply Cofina with Loan application materials for use under the Program. Cofina shall deliver all such loan application materials submitted by applicants to ProPartners (the “Application Package”) for origination by ProPartners. Upon its receipt of an Application Package, ProPartners will evaluate such Application Package in accordance with the Loan Underwriting Criteria. ProPartners shall have the authority to approve all Loans that constitute Eligible Loans, which if so approved by ProPartners, shall be made under the terms designated by ProPartners in its approval of such Loan (“Loan Approval”). Prior Approval Loans shall be reviewed and processed by ProPartners and Cofina in accordance with the procedures set forth on Exhibit C. Upon Cofina’s written approval of a Prior Approval Loan, such Loan shall be made under the terms designated in the applicable Loan Approval and accepted in writing by ProPartners

(in order to insure such Prior Approval Loan meets the Loan Underwriting Criteria and has been placed in the proper purchase pool). ProPartners shall purchase up to a 100% participation interest from Cofina or CPL, as applicable (a “Participation Interest”), as provided in Section 3.01, in each Eligible Loan and in each Prior Approval Loan approved in writing by each of Cofina and ProPartners, or in the case of Cooperative/Commercial Loans, such portion of such Cooperative/Commercial Loan offered to ProPartners (each, a “Participated Loan” and collectively, the “Participated Loans”). All Participation Interests purchased by ProPartners under the CHS Guaranty Agreement shall, upon the execution of this Agreement, be deemed Participation Interests under this Agreement and all Existing Loans shall, upon the execution of this Agreement, be deemed Participated Loans under this Agreement. Except in the case of Cooperative/Commercial Loans, the proceeds of all Participated Loans will be used to finance the Borrowers’ agricultural production or processing activities in accordance with the terms designated by ProPartners in the applicable Loan Approval.

2.02	Until such time that a Participated Loan has been subject to a Default for 30 consecutive days (a “Defaulted Loan”), all Participated Loans shall be serviced in accordance with the procedures set forth on Exhibit C. In the case of each Defaulted Loan that Cofina is not obligated to repurchase pursuant to a Repurchase Obligation, ProPartners shall work with Cofina to take such actions as they agree are appropriate with respect to such Defaulted Loan, including acceleration of the indebtedness evidenced thereby, refusing to make additional advances, foreclosing upon collateral, initiating litigation and agreeing to settlements and taking all other remedial actions, and Cofina hereby agrees to pay to ProPartners the costs of such specialized collection activities involving such Defaulted Loan pursuant to a fee schedule provided by ProPartners to Cofina from time to time; provided, however, that if ProPartners and Cofina do not agree on a plan of action with respect to a Defaulted Loan, then ProPartners shall take such actions as it determines are appropriate.
2.03	The Loan Documents required by ProPartners with respect to the applicable Loan Approval for each Participated Loan shall be prepared by ProPartners and delivered to the applicable cooperative affiliate for execution by the Borrower. Each Loan shall be made in the name of Cofina or CPL, as applicable, or in the case of North Dakota Loans, in the name of a Third Party Originator. ProPartners shall maintain possession of all originals of the Loan Documents and any related materials.
2.04	At ProPartners’ direction, Cofina shall use commercially reasonable efforts to cause Cofina’s cooperative affiliates to perform such tasks as are reasonably requested by ProPartners in connection with its servicing of the Loans, including, but not limited to, periodically visiting a Borrower’s place of business to inspect the collateral and records.
2.05	ProPartners shall receive directly from the Borrower at an address and/or account designated by ProPartners all Payments related to the Participated Loans. All Payments received by Cofina or CPL from Borrowers in connection with the Participated Loans shall be held in trust for ProPartners until paid over to ProPartners.

2.06	Cofina hereby grants to ProPartners a terminable, nonexclusive, nontransferable license to use the Trademark in connection with its relationship to the Program, including its loan servicing activities associated with the Participated Loans, e.g., servicing or collection activities with regard to the Participated Loans, and in the event a Default exists under a Participated Loan, taking such action as it determines appropriate by reason thereof, all in accordance with the terms and provisions of this Agreement and consistent with Cofina’s standards, rules, and procedures communicated to ProPartners in writing from time to time. ProPartners acknowledges and agrees that Cofina is the sole and exclusive owner of the Trademark and will not do anything inconsistent with such ownership or directly or indirectly challenge or impair the validity thereof. ProPartners shall only use the Trademark in connection with the Program. ProPartners agrees that it will not attack the title of Cofina to the Trademark, or the validity of any application for registration thereof, in any jurisdiction. ProPartners may use the Trademark provided such use strictly abides by the terms of this Agreement and is subject to the quality control of Cofina, and shall comply at all times with the current standards of use provided to ProPartners by Cofina in writing. Any violation of this Section 2.06 by ProPartners shall constitute an Event of Default under this Agreement if ProPartners receives written notice of such violation and such violation is not cured within 30 days of such written notice.
2.07	ProPartners shall perform and maintain all the accounting and reporting tasks associated with the Borrowers and the Participated Loan activities noted within this Agreement. ProPartners will maintain accounting information in accordance with GAAP and provide financial reports for specified periods, both noted and agreed to under Exhibit D of this Agreement. In addition, ProPartners shall maintain and monitor accounting systems and internal controls sufficient to adequately provide accurate and timely information and safeguard the assets and information related to the activities within this Agreement. As partial response to ProPartners monitoring of their internal control system, ProPartners will provide to Cofina any available SAS 70 Type II reports or other reports used to evaluate and test their internal control systems contracted for by ProPartners or their assigned servicing agent(s). ProPartners shall account for the Participated Loan pool placement and related accrual interest, shall apply all funds received to the appropriate purchase pools and shall provide notice to Cofina of all such actions in accordance with the terms of this Agreement. Cofina shall have the right, at its own expense and upon prior written notice to ProPartners, to audit ProPartners’ accounting and associated documents in connection with the Participated Loans and may audit or review any associated services or activities performed by ProPartners, provided that such audit is performed during reasonable business hours and in a manner that is not significantly disruptive of ProPartners’ business.
2.08	Cofina, CPL and ProPartners agree that there shall be timely and thorough communication of pertinent general and credit information between the parties and cooperation between each party’s personnel with respect to the terms of this Agreement. This includes, without limitation, furnishing and exchanging pertinent correspondence, memoranda, quarterly Borrower status reports and loan servicing documentation (such as periodic balance sheets, operating statements, audit reports (if available) and collateral position reports) relating to a Borrower.

2.09	This Agreement shall not be deemed to appoint either Cofina, CPL or ProPartners as agent of the other, except as ProPartners may be deemed the agent of Cofina or CPL for administering, servicing and collecting under the Participated Loans. This Agreement shall not be construed to create a partnership, joint venture or any like arrangement between Cofina, CPL and ProPartners.
2.10	In consideration for the origination and servicing activities performed by ProPartners under the terms of this Agreement, at all times during the Term, Cofina shall pay to ProPartners a monthly underwriting fee equal to the sum of $20,000 plus 23 basis points of the aggregate outstanding principal balance of each Participated Loan that is outstanding as of the last day of the previous month (“Underwriting Fee”). All Underwriting Fees shall be payable no later than close of business on the tenth day following the end of each month. The parties agree to review the terms of the Underwriting Fee after one year.
2.11	All of Cofina’s agricultural producer, processor, and other customer data, and any other agricultural producer, processor, and other customer data obtained pursuant to this Agreement shall be owned by Cofina and shall not be used by ProPartners for any purpose other than fulfilling the requirements of this Agreement. ProPartners, upon reasonable request, shall provide Cofina with access to loan accounting data related to Participated Loans for record retention purposes and will, upon request, provide reasonable assistance to Cofina in transitioning to Cofina such loan accounting data and other loan underwriting documentation.
III. SALE AND PURCHASE OF PARTICIPATION INTERESTS
3.01	ProPartners shall purchase a participation interest in all of the Eligible Loans and Prior Approval Loans approved in writing by Cofina and ProPartners equal to up to 100% of the indebtedness under each such Loan, or in the case of Cooperative/Commercial Loans, 100% of the portion of the indebtedness offered to ProPartners, in each case, as approved and issued in accordance herewith; provided, however, that the aggregate principal amount of all such Participated Loans shall not exceed $200,000,000. ProPartners’ obligation to purchase a Participation Interest in a Loan is conditioned upon such Loan being subject to the guarantee of Cofina pursuant to Article V hereof, as designated by ProPartners in the applicable Loan Approval.
3.02	ProPartners shall be deemed to have purchased a Participation Interest in (i) an Eligible Loan only after such Eligible Loan has been approved by ProPartners in accordance with Section 2.01 and made under such terms and conditions as ProPartners specified in the applicable Loan Approval and (ii) a Prior Approval Loan only after such Prior Approval Loan has been approved in writing by both ProPartners and Cofina in accordance with Section 2.01 and made under such terms and conditions specified in the applicable Loan Approval. ProPartners shall have no obligation to purchase a Loan if the documentation for such Loan was not prepared and administered by ProPartners pursuant to this Agreement. After ProPartners’ purchase of a Participation Interest in a Loan hereunder, ProPartners shall fund all advances under such Participated Loan in accordance with the terms and provisions of such Participated Loan and the related Loan Documents.

3.03	Subject to the terms and provisions of this Agreement, each of Cofina and CPL hereby grants to ProPartners a power of attorney to exercise in accordance with the terms of this Agreement, to the exclusion of Cofina and CPL, all of the rights of Cofina and CPL, as applicable, under each Participated Loan, including, but not limited to, the right (i) to perform all loan origination, servicing, administration and collection actions with respect to the Participated Loans, including, without limitation, those actions specified in Article II, (ii) to exercise any power or authority granted to Cofina or CPL, as applicable, pursuant to the Loan Documents, (iii) to endorse and cash checks and other instruments made payable to Cofina or CPL with respect to Payments under the Participated Loans, (iv) to execute all Loan Documents related to the Participated Loans on behalf of Cofina or CPL, as applicable, and (v) to otherwise exercise all rights of Cofina and CPL established pursuant to each such Participated Loan; provided, however, that Cofina shall have the right to work with the agricultural producers and processors who are Borrowers for information gathering, initial loan analysis and on-going loan servicing purposes. The powers of attorney granted by Cofina and CPL to ProPartners hereunder are irrevocable and coupled with an interest. Notwithstanding the forgoing, Cofina shall maintain responsibility for all loan servicing and customer service activities for Purchased Loans that are Cooperative/Commercial Loans.
3.04	Each Eligible Loan that becomes a Participated Loan, and effective upon the execution of this Agreement each Existing Loan that constitutes an Eligible Loan, will be placed into one of three purchase pools in accordance with the Loan Underwriting Criteria. Each Prior Approval Loan that becomes a Participated Loan, and effective upon the execution of this Agreement each Existing Loan that constitutes a Prior Approval Loan, will be placed into one of three purchase pools in accordance with the Loan Underwriting Criteria and the corresponding Loan Approval; provided, however, that such placement shall not be final until confirmed in writing by ProPartners. The three purchase pools shall be grouped as follows: (i) 20% Recourse Loans (the “20% Recourse Pool”); (ii) 50% Recourse Loans (the “50% Recourse Pool”); and (iii) Full Recourse Loans (the “Full Recourse Pool”).
3.05	ProPartners’ portion of the interest collected with respect to each Participated Loan shall be equal to the variable rate of 160 basis points plus the cost of funds of ProPartners and/or the Participants as determined and communicated to Cofina on a monthly basis (the “Retained Interest”); provided, however, that any Participated Loan that is a fixed-rate loan shall bear interest at such fixed rate of interest and at such Retained Interest as agreed by the parties on a case by case basis. Neither Cofina nor CPL shall reduce or lower the interest rate or interest rate parameters on a Participated Loan without the prior written consent of ProPartners. All interest collected in each month, less the Retained Interest and the Underwriting Fee, shall be paid to Cofina by ProPartners no later than the tenth day following the end of each month.
3.06	The Participated Loans may be secured by a perfected first priority security interest in acceptable collateral with Net Realizable Value sufficient to repay the obligations under such Participated Loans. As security for the payment and performance of all the Participated Loans, each of Cofina and CPL hereby assigns to ProPartners any and all security interests and other liens obtained by Cofina or CPL as collateral securing the

Participated Loans, and as and when requested in writing by ProPartners, shall promptly file such UCC-3 financing statements or other forms as ProPartners shall request evidencing such assignment.

3.07	If ProPartners at any time holds a Participation Interest in a Participated Loan of a Borrower and Cofina or CPL extends additional credit to the same Borrower, each of Cofina and CPL agrees to offer ProPartners the opportunity to purchase a Participation Interest in such Loan in accordance with the terms of this Agreement. Borrowers with common management and/or ownership shall be considered a single Borrower for purposes of the foregoing.
3.08	In addition to its guarantee obligations under this Agreement, with respect to Purchased Loans that are Cooperative/Commercial Loans, Cofina shall have the obligation to repurchase ProPartners’ participation interest in any such Purchased Loan that becomes a Defaulted Loan or is otherwise classified by ProPartners as less than “acceptable” (the “Repurchase Obligation”). With respect to each Repurchase Obligation, Cofina will pay to ProPartners a repurchase price equal to the sum of all outstanding principal, interest and fees then existing under ProPartners’ Participation Interest in such Participated Loan, plus any other reasonable third party attorney fees or other collection costs incurred by ProPartners with respect to such Participated Loan. Upon ProPartners’ receipt of payment in full with regard to a Repurchase Obligation, ProPartners shall (a) forward to Cofina all Loan Documents pertaining to such Participated Loan in ProPartners’ possession, (b) assign to Cofina all of its right, title and interest in such Participated Loan and the related Loan Documents, (c) cease and be discharged from all activities and responsibilities regarding such Participated Loan and (d) prepare documentation to assign applicable collateral to Cofina, and, if applicable, file UCC-3 financing statements.
3.09	ProPartners’ purchase of Participation Interests in the Participated Loans pursuant to Section 3.01 hereof shall constitute a sale of all of the beneficial ownership interest in such Participated Loans, and the collateral securing the Participated Loan’s indebtedness, and shall not be construed as an extension of credit by ProPartners to Cofina or CPL. In the event that the transactions contemplated by this Agreement are nevertheless characterized as extensions of credit, each of Cofina and CPL hereby grants ProPartners a security interest in all of the Participated Loans and in all of the Loan Documents related thereto, whether now in existence or hereafter created. The security interest granted hereby shall secure payment of all extensions of credit by ProPartners to Cofina or CPL and the performance of all obligations of Cofina or CPL to ProPartners of every type and description for such extensions of credit, whether now existing or hereafter arising. Upon an Event of Default by Cofina or CPL and anytime thereafter, ProPartners may declare any obligations outstanding between Cofina and CPL and ProPartners to be immediately due and payable and may exercise any and all rights of a secured party in the enforcement of its security interest under the Uniform Commercial Code or any other applicable law.
IV. REPRESENTATIONS, WARRANTIES AND COVENANTS
4.01	Each of Cofina and CPL represents, warrants and covenants that it has all requisite power and authority to execute and deliver this Agreement and the other documents required and to perform all of the obligations under this Agreement, and the existence of the arrangement contemplated by this Agreement and such party’s participation in such arrangement and the execution, delivery and performance under this Agreement by such party does not violate any applicable law in any material respect. Each of Cofina and CPL further represents, warrants and covenants that there are no creditors of such party who have a security interest in any of the Participated Loans and such party will not grant a security interest in any of the Participated Loans to any creditor during the term of this Agreement.

4.02	ProPartners represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and other documents required and to perform all of the obligations under this Agreement, and such execution, delivery and performance does not violate any applicable law in any material respect.
V. GUARANTEE
5.01	Cofina hereby:
(a)	absolutely and unconditionally guarantees the full payment of each Participated Loan placed in the Full Recourse Pool; provided, however, that a Participated Loan will not be placed in the Full Recourse Pool without the written consent of Cofina; and
(b)	absolutely and unconditionally guarantees the payment of the Participated Loans placed in the 50% Recourse Pool; provided, however, that for each calendar year, Cofina’s guarantee under this Section 5.01(b) shall be limited to the greater of (i) the sum of 50% of the aggregate total Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the 50% Recourse Pool as of the business day preceding the date of payment, plus any accrued interest, minus any guaranty payments previously made by Cofina under this Section 5.01(b), or (ii) $10,000,000; provided, further, that any guarantee payment made by Cofina towards such limitation must be acknowledged as such in writing by ProPartners; and
(c)	absolutely and unconditionally guarantees the payment of the Participated Loans placed in the 20% Recourse Pool; provided, however, that for each calendar year, Cofina’s guarantee under this Section 5.01(c) shall be limited to the greater of (i) the sum of 20% of the aggregate total Commitments in favor of all Borrowers with respect to the outstanding Participated Loans contained in the 20% Recourse Pool as of the business day preceding the date of payment, plus any accrued interest, minus any guaranty payments previously made by Cofina under this Section 5.01(c), or (ii) $5,000,000; provided, further, that any guarantee payment made by Cofina towards such limitation must be acknowledged as such in writing by ProPartners.
5.02	ProPartners may make a call by written notice to Cofina under any of the foregoing guarantees with respect to any Participated Loan that becomes a Defaulted Loan, and the guaranty payment once a call is made shall be paid on the tenth business day after confirmed receipt of such notice by Cofina.
5.03	Cofina hereby agrees that it will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation against any Borrower under a Participated Loan or any collateral securing a Participated Loan unless and until ProPartners has been indefeasibly paid in full all amounts owed to it under such Participated Loan.
5.04	Cofina agrees that ProPartners may, at any time, extend payment of any Participated Loan in whole or in part, otherwise change the terms of payment (including interest rate), accept partial payments, release or impair any collateral security, release or agree not to sue any party liable on said Participated Loan and/or take any other actions with respect to any Participated Loan or parties thereto, all without releasing or diminishing any liability of Cofina pursuant to this Article V.
5.05	The guarantees of Cofina herein are promises of payment, and not of collection, and Cofina waives any right to require ProPartners to bring any action against a Borrower under the Participated Loans or against any other Person or to require that resort be had to any security or credit on the books of ProPartners in favor of a Borrower, prior to the fulfillment by Cofina of its guarantee obligations hereunder.
5.06	No delay on the part of ProPartners in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. In no event shall any modification or waiver of the provisions of the guarantee of Cofina hereunder be affected unless in writing nor shall any such waiver be applicable except in the specific instance for which given.
5.07	The guarantees of Cofina hereunder shall constitute continuing and irrevocable agreements of guarantee. The guarantees of Cofina shall continue until all amounts owed to ProPartners under the Participated Loans have been fully and completely discharged.
VI. COVENANTS OF COFINA
6.01	During the Term, Cofina shall maintain at all times, measured as of the end of each calendar quarter, Total Capital of not less than $65,000,000.
6.02	During the Term, Cofina shall maintain as of the last day of each month a ratio of (i) its total debt to (ii) its Total Capital plus its loan loss reserve, of not more than 8.00 to 1.00. For this purpose, (a) Cofina’s “total debt” means all of Cofina’s indebtedness incurred or assumed for borrowed money and all of Cofina’s lease obligations if, in either case, categorized as debt according to GAAP, together with all indebtedness of any indebtedness of any other Person if categorized as debt according to GAAP, and (b) Cofina’s “loan loss reserve” means the amount identified on Cofina’s balance sheet as loan loss reserves as of the last day of the appropriate month.

VII. EVENTS OF DEFAULT AND REMEDIES
7.01	The occurrence of any one or more of the following events will constitute an “Event of Default” hereunder:
(a)	Cofina, CPL or ProPartners materially breach any covenant or term, or fail to perform in any material respect, any obligations under this Agreement;
(b)	Any warranty, representation, or statement now or hereafter furnished by or on behalf of Cofina or CPL to ProPartners in connection with this Agreement proves to be false or misleading in any material respect when furnished;
(c)	Failure by Cofina or CPL to remit to ProPartners, within 10 days of its receipt thereof, ProPartners’ share of Payments received with regard to any Participated Loan; or
(d)	Cofina, CPL or ProPartners become insolvent, or declare bankruptcy.
7.02	Upon the occurrence of any Event of Default, the non-defaulting party may, at its sole option and discretion and upon prior written notice to the defaulting party, suspend or terminate its obligations hereunder, or exercise any rights contained in this Agreement. In addition, or in the alternative, the non-defaulting party may exercise any rights available to it at law or equity, which rights are hereby expressly preserved. Such rights and remedies will be cumulative and not exclusive to the fullest extent necessary in order to provide the non-defaulting party with its benefit of the bargain under this Agreement.
VIII. INDEMNIFICATION
8.01	Each of Cofina and CPL, by executing this Agreement, agrees to indemnify ProPartners, its agents and employees, for any losses suffered by ProPartners or such agents and employees when such losses are caused by the gross negligence of Cofina or CPL or any of their employees or agents or by the willful, wanton, or criminal conduct of Cofina or CPL or any of their employees or agents.
8.02	ProPartners, by executing this Agreement, agrees to indemnify Cofina, CPL, their agents and employees, for any losses suffered by Cofina, CPL or such agents or employees when such losses are caused by the gross negligence of ProPartners or any of its employees or agents or by the willful, wanton, or criminal conduct of ProPartners or any of its employees or agents.
8.03	The failure of ProPartners to file or continue UCC financing statements pursuant to the written instructions of Cofina shall be considered to be gross negligence.
IX. FINANCIAL INFORMATION AND REPORTING
9.01	Cofina shall furnish ProPartners with Cofina’s monthly financial statements prepared in accordance with GAAP within 30 days after the end of each month. Cofina shall also furnish ProPartners with Cofina’s individual fiscal year-end financials, president’s reports and internal reviews and audits to within 120 days of each such fiscal year-end or, if earlier, within 30 days of completion thereof.

9.02	ProPartners shall furnish Cofina with those reports set forth on Exhibit D, as well as any additional reports requested by Cofina and agreed to by ProPartners, which agreement shall not be unreasonably withheld.
X. SUCCESSORS AND PARTICIPANTS
10.01	This Agreement shall bind and inure to the benefit of ProPartners, Cofina and CPL and their respective successors and assigns, but may be assigned only with the consent of the other parties.
10.02	ProPartners may sell participation ownership interests in the Participation Interests, including, without limitation, to other institutions within what is known as the Farm Credit System, the name commonly used to refer to the entities and activities authorized by the terms of the Farm Credit Act of 1971 and the regulations thereunder (collectively, the “Participants”). Each of Cofina and CPL consents to the grant of such subparticipations, as well as any other participation or subparticipation which ProPartners or any Participant may elect to grant in any or all of the Participated Loans.
XI. EXPIRATION AND TERMINATION
11.01	This Agreement shall continue in effect until December 31, 2011 (“Term”), which Term will automatically renew for additional one-year increments unless a written termination notice is given to the other parties at least 90 days prior to the end of the current Term; provided, however, that either party may terminate this Agreement upon written notice to the other in the event that the other party is in breach in any material respect of its obligations hereunder and such breach remains uncured for 10 business days following written notice thereof to such party or such longer period if otherwise provided herein. In the event this Agreement is expired, terminated or suspended, the respective rights and obligations of the parties shall continue with respect to any outstanding Participated Loans until all indebtedness and other obligations under all such Participated Loans and related Loan Documents have been fully and completely discharged. This Agreement shall terminate upon full payment of all indebtedness and other obligations under all such Participated Loans and related Loan Documents and the closing of all of the purchase pools.
XII. MISCELLANIOUS
12.01	No provision of this Agreement or any other related agreement among ProPartners, Cofina and CPL regarding the Participated Loans can be waived, modified, amended, supplemented, or terminated, except by a writing executed by ProPartners, Cofina and CPL. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to waive any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.02	This Agreement and any other agreements among the parties associated with the Participated Loans shall be governed by and construed under the laws of the State of Minnesota, without giving effect to conflict of law principles thereof.
12.03	ProPartners, Cofina and CPL agree to execute other agreements, documents or instruments as requested by the other party in connection with this Agreement as may be deemed necessary to carry out the purpose hereof.
12.04	Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via facsimile to the number set out below, (c) the business day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:
If to Cofina or CPL:
Cofina Financial, LLC
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Attention:
Fax: (651) 451-4917
If to ProPartners:
ProPartners Financial
8530 Eagle Point Blvd., Suite 100
Lake Elmo, MN 55042
Attention: Chris Mueller
Fax: (877) 282-7861
12.05	All payments made by the appropriate party under this Agreement shall be made in the lawful currency of the United States by wire transfer or other electronic method (i.e., ACH) of immediately available funds to the appropriate party, in accordance with the wire transfer instructions specified in a written notice delivered to the other party from time to time.
12.06	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and finally integrated into this Agreement. The parties agree that this Agreement supersedes and replaces the CHS Guaranty Agreement in its entirety.
12.07	Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this

Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.08	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

AGSTAR FINANCIAL SERVICES, PCA, D/B/A PROPARTNERS FINANCIAL
By:	/s/ Chris Mueller
Its: President

COFINA FINANCIAL, LLC
By:	/s/ Brian K. Legried
Its: President

COFINA PROFUND LLC
By:	/s/ Brian K. Legried
Its: President

EXHIBIT A
Loan Classification Standards
[attached]

EXHIBIT B
Loan Underwriting Criteria
[attached]

EXHIBIT C
Prior Approval Loan Procedures
[attached]

EXHIBIT D
Reports
Cofina Financial Reports
Daily
Interest Accrual by Loan Pool
Principal by Loan Pool Principal
Payments Principal Disbursements
Interest Payments Fee Payments &
Disbursements All other
transactions/corrections Wire
Transfer Charges Loan Payable
Interest Payable
All of the above daily reports are by loan pool and will also have a running month-to-date balance on a pool basis
Weekly
Past due loan list
Country Loan Officer Trial Balance
Monthly
Individual loan listing within each pool to include at a minimum:
Commitment and outstanding loan balance Interest
receivable Classification and date changed ADB
Guarantee (recourse)
Monthly Customer Statements and transaction history (provided through website access)
Income by State Report
Past Due Summary
Future Maturities & Payments
Loans Approved during the month
Loans paid off during the month
Asset Classification Summary by Loan Pool
Interest buy-downs and add-ons ADB
Country Business Partners ADB
Ex. A-1